Global. Connected. Sustainable. DIGITAL REALTY TO COMBINE WITH INTERXION Strategic Transaction to Position Combined Company as Leading Global Provider of Data Center Solutions with Enhanced Presence in Major European Metro Areas OCTOBER 2019 Digital Realty the trusted foundation | powering your digital ambitions

DIGITAL REALTY

GLOBAL provider dedicated to the full customer spectrum from **ENTERPRISE** colocation to **HYPERSCALE**

2,000+ Digital Realty CUSTOMERS

2,000+ Interxion CUSTOMERS

275+ DATA CENTERS (1)

~80k Digital Realty

~135k TOTAL CROSS-CONNECTS

~55k Interxion



INTERCONNECTION
COLOCATION
SCALE
HYPERSCALE

Selling **GLOBALLY**…Supporting **LOCALLY**

AMERICAS

Ascenty

A Digital Realty and Brookfield Infrastructure JV

EMEA

interxion

A Digital Realty Company

APAC

MC DIGITAL REALTY

A Digital Realty and Mitsubishi Corporation JV

Note: Data as of September 30, 2019 for Digital Realty and as of June 30, 2019 for Interxion, unless otherwise noted.

1) Includes unconsolidated joint venture and held-for-sale data centers. Excludes development assets that are not currently in the operating portfolio and does not reflect recently announced Mapletree transaction.

DIGITAL REALTY TO COMBINE WITH INTERXION | OCTOBER 2019 | 2

Strategic Transaction to Position Combined Company as Leading Global Provider of Data Center Solutions

HIGHLY STRATEGIC AND COMPLEMENTARY COMBINATION

- Globally Expanding Connected Communities of Interest
- Complementary European Footprint and Product Offering
- Enhances Ability to Serve Multinational Customers on a Global Scale
- Combined Development Capacity Provides Significant Embedded Growth Potential
- Creates Substantial Anticipated Cost Efficiencies and Financial Benefits

LEADERSHIP AND CORPORATE GOVERNANCE

- Digital Realty CEO A. William Stein will serve as CEO of the combined company
- Digital Realty CFO Andrew P. Power will serve as CFO of the combined company
- Interxion CEO David Ruberg will serve as the Chief Executive of the combined company's Europe, Middle East & Africa (EMEA) business, which will be branded "Interxion, a Digital Realty company" at the close of the transaction
  - Mr. Ruberg will lead the combined company's effort to organize and execute a program to identify and develop high-value communities of interest across the combined company's platform
  - He will play a leadership role on certain of the combined company's key global customer accounts, bringing to bear his longstanding relationships and thought leadership

PRUDENTLY FINANCED

- 100% stock-for-stock acquisition
  - 0.7067x fixed exchange ratio
  - Combined ownership: ~80% Digital Realty / ~20% Interxion[1]
- Expect Interxion debt to be refinanced with investment grade corporate bonds and proceeds from other financings[2]
  - Combined company to benefit from access to lower cost of capital

1) Based on assumed combined share count of 272.7 million, which is 217.7 million fully diluted shares outstanding for Digital Realty plus 54.9 million shares to be issued to Interxion shareholders (based on 77.7 million fully diluted shares outstanding, including the acceleration of equity awards, at a 0.7067x exchange ratio).
2) This presentation is not an offer to sell or solicitation to buy securities of Digital Realty Trust, Inc. or Digital Realty Trust, L.P.

DIGITAL REALTY TO COMBINE WITH INTERXION | OCTOBER 2019 | 3

Transaction Overview
Digital Realty Strategic Combination with Interxion

Transaction Structure	• Digital Realty will launch a tender offer for all of Interxion's outstanding ordinary shares (subject to a minimum tender of at least 80% of Interxion's outstanding ordinary shares, which minimum may be reduced to 66.67% by Digital Realty) • Following the tender offer, Digital and Interxion will consummate a corporate reorganization in which remaining Interxion minority holders receive the offer consideration (without interest and subject to applicable withholding taxes) (if less than 95% of Interxion's ordinary shares are tendered) or cash (if 95% or more of Interxion's ordinary shares are tendered) in an amount determined under Dutch law • Offer consideration: 100% stock
Per Share Consideration	• Fixed exchange ratio of 0.7067x • Implied price per share of $93.48 (19.6% premium to unaffected share price of $78.14 as of October 9, 2019)
Combined Ownership and Shares Outstanding	• Digital Realty shareholders: ~80% • Interxion shareholders: ~20% • Approximately 273mm fully diluted shares outstanding [(1)]
Combined Board of Directors	• Nine existing directors from Digital Realty • One new director joining from Interxion
Sources & Uses[(2)]	See tables below
Cost Efficiencies and Financial Benefits	• Expected to create an opportunity to realize cost savings and improve the combined company's cost of and access to capital
Closing Conditions	• Digital Realty stockholder vote • Interxion stockholder vote • Other customary closing conditions

Sources & Uses[(2)]

Sources	
Equity Issued by Digital Realty	$7.3Bn
Debt and Cash Funding	$1.5Bn
Total Sources	**$8.7Bn**

Uses	
Equity Consideration to Interxion	$7.3Bn
Assumed / Repaid Debt and Transaction Costs	$1.5Bn
Total Uses	**$8.7Bn**

Note: Based on Purchase Agreement as of October 29, 2019. Market data as of October 28, 2019.
1) Based on assumed combined share count of 272.7 million, which is 217.7 million fully diluted shares outstanding for Digital Realty plus 54.9 million shares to be issued to Interxion shareholders (based on 77.7 million fully diluted shares outstanding, including the acceleration of equity awards, at a 0.7067x exchange ratio).
2) Sources and uses net of Interxion's cash balance of $331 million.

DIGITAL REALTY TO COMBINE WITH INTERXION | OCTOBER 2019 | 4

Growing EMEA Data Center Market Opportunity: Substantial Opportunity Ahead in EMEA ILLUSTRATIVE DATA CENTER DEMAND North Europe America Interxion presence No direct presence United States 497mm 626mm Population Population Netherlands $22Tn $20Tn UK 2018 GDP 2018 GDP Ireland France 520+ 400+ Germany Data Center Data Center Denmark Providers Providers (1) Belgium Austria Switzerland Sweden Russia Spain $13Bn $9Bn Italy 2018 2018 Poland Addressable Market (2) Addressable Market (2) Size of Bubbles = 2018 Data Center Spend(2) Sources: IHS, Oxford Economics, 451 Research, Synergy Research Group and Company Filings. 2018 DATA CENTER SPEND AS A % OF 2018 GDP 1) Represents EMEA. 2) Based on 2018 data center spend per Synergy Research Group. DIGITAL REALTY TO COMBINE WITH INTERXION | OCTOBER 2019 | 5

Current Interxion Presence 53 Data Centers (1) 13 Metro Areas Communities of Interest Deliver Significant Customer Value 11 Countries CONNECTIVITY PLATFORMS ENTERPRISES 290MW Equipped Capacity (2) 800+ (3) Employees Note: Figures as of June 30, 2019 for Interxion, unless noted otherwise. 1) Represents data centers in operation. 2) Includes 82 megawatts related to announced developments of new data centers and the build-out of existing data centers under construction. 3) Headcount for all full-time and part-time employees as of September 30, 2019. Count excludes external staff, whether hired on a permanent or temporary basis. DIGITAL REALTY TO COMBINE WITH INTERXION | OCTOBER 2019 | 6

interxion
A Digital Realty Company

93
Data Centers (1)

15
Metro Areas

11
Countries

~440MW
Equipped Capacity (2)

~1,100
Employees (3)

Combined EMEA Presence



Manchester | 38k NRSF
Dublin | 17MW
London | 108MW
Brussels | 7MW
Paris | 23MW
Marseille | 22MW
Madrid | 11MW
Geneva | 59k NRSF
Zurich | 13MW
Stockholm | 12MW
Copenhagen | 8MW
Amsterdam | 100MW
Dusseldorf | 4MW
Frankfurt | 90MW
Vienna | 25MW
30+ CLOUD ON-RAMPS
Indicates presence of one or more cloud on-ramps
Note: MW shown reflects equipped capacity

Complementary European Footprint

DIGITAL REALTY (4)



STRENGTH IN London
67%
16%
6%
2%
9%

interxion (4)



STRENGTH IN Mainland Europe
26%
17%
15%
8%
33%

interxion (4)
A Digital Realty Company

Growing Markets: Dublin, Madrid, Stockholm, Vienna, Zurich



Balanced Across Portfolio
26%
20%
16%
13%
25%

London | Netherlands | Germany | France | Other

Note: Data as of 3Q19 for Digital Realty and 2Q19 for Interxion. Based on EUR / USD exchange rate of 1.109x as of October 28, 2019.
1) Represents data centers in operation.
2) Includes 82 megawatts related to announced developments of new data centers and the build-out of existing data centers under construction.
3) Headcount for all full-time and part-time employees as of September 30, 2019. Count excludes external staff, whether hired on a permanent or temporary basis.
4) Based on annual recurring revenue. Figures as of 3Q19 for Digital Realty and 2Q19 for Interxion.

DIGITAL REALTY TO COMBINE WITH INTERXION | OCTOBER 2019 | 7

Globally Expanding Connected Communities of Interest


MARSEILLE
LIVE EVENTS
CONTENT HUB
SUBSEA CABLES
GAMING
CLOUD
150
Carriers
11
CDNs & Content Platforms


AMSTERDAM
TELECOMS
COMMS HUB
SATELLITE COMMS
WEB HOSTING
DIGITAL AGENCIES
120
Network Providers
AMS-IX
Internet Exchange


FRANKFURT
IT SERVICE PROVIDERS
CLOUD HUB
HYBRID CLOUD ACCESS
ENTERPRISES
CLOUD
600+
Carriers / ISPs
DE-CIX
Internet Exchange


LONDON
TRADING PARTNERS
FINANCIAL HUB
FINANCIAL TRADING PLATFORM
CLOUD
CONNECTIVITY
120+
Enterprises
85+
Network Providers

Note: Data as of October 2019. Marseille and Frankfurt represent Interxion data centers and Amsterdam and London represent Digital Realty data centers.

DIGITAL REALTY TO COMBINE WITH INTERXION | OCTOBER 2019 | 8

Enhances Ability to Serve Multinational Customers on a Global Scale Enhanced capabilities to solve the public- and 2,000+ 2,000+ hybrid-cloud requirements of a global Digital Realty Customers Interxion Customers customer base Note: Data as of September 30, 2019 for Digital Realty Trust and as of June 30, 2019 for Interxion. DIGITAL REALTY TO COMBINE WITH INTERXION | OCTOBER 2019 | 9

Combined Development Capacity Provides Significant Embedded Growth Potential

DEVELOPMENT CAPACITY BY SQUARE METERS[1]



Digital Realty
Interxion
France
9,000
45,000
Under Construction
Future Capacity
Germany
25,000
50,000
Under Construction
Future Capacity
Netherlands
11,000
14,000
Under Construction
Future Capacity
United Kingdom
4,000
10,000
Under Construction
Future Capacity
Rest of Europe
8,000
58,000
Under Construction
Future Capacity
Total EMEA
57,000
39MW IT Load
~40% Pre-Leased(2)
82MW IT Load(3)
~45% Pre-Leased(2)(3)
177,000
2x Existing Footprint
Under Construction
Future Capacity

Note: Figures as of 3Q19 for Digital Realty and 2Q19 for Interxion, unless noted otherwise. Figures based on sellable square meters.

1) Represents sellable square meters. Future capacity includes shell and land parcels under control, either owned, leased or optioned. Sellable square meters estimated per Digital Realty management based on net rentable square feet.
2) Pre-leased percentage based on IT load.
3) Includes the announced build-out of five new data centers and the announced build-out of existing data centers.

DIGITAL REALTY TO COMBINE WITH INTERXION | OCTOBER 2019 | 10

Diverse and Global Platform
Benefits of Size and Scale on Display

SIZE AND ADJUSTED EBITDA MARGIN (1)



DLR + INXN
EQIX
CONE
QTS
COR
Shading Denotes % of Revenue Outside North America
Margin % (1)
60%
58%
55%
53%
50%
48%
45%
Most comprehensive product suite at the most efficient cost structure with **30%** of revenue outside the Americas
APAC
EMEA
276 (2)
Americas
22
26
47
APAC
Americas
203
EMEA
0
50
100
150
200
250
300
350
Number of Data Centers

TOTAL ENTERPRISE VALUE (3)

($ in Billions)



$50
$58
$11
$7
$5
DLR + INXN
EQIX
CONE
COR
QTS

GLOBAL REACH



Metro Areas
Countries
20
24
5
4
1
44
52
16
13
8
DLR + INXN
EQIX
QTS
CONE
CORE

Note: Market data as of October 28, 2019. Portfolio and balance sheet data as of September 30, 2019 for DLR and June 30, 2019 for INXN and peers, per public filings.

1) Based on most recent reported quarterly Adjusted EBITDA as a percent of total operating revenues (3Q 2019 for DLR, 2Q 2019 for INXN and peers). Companies may define Adjusted EBITDA and total operating revenue differently. Accordingly, such data for these companies and DLR may not be comparable.
2) Includes investments in unconsolidated joint ventures and properties held-for-sale. Excludes development assets that are not currently in the operating portfolio and does not reflect recently announced Mapletree transaction.
3) TEV defined as the sum of the market value of equity, debt, the liquidation value of preferred stock, and minority interest, minus cash and cash equivalents; adjusted for subsequent events. Debt includes pro rata share of unconsolidated joint venture debt.

DIGITAL REALTY TO COMBINE WITH INTERXION | OCTOBER 2019 | 11

Strong Combined Capitalization and Balance Sheet
Enhanced Access to and Overall Cost of Capital

Accretive to long-term growth and expected to further improve balance sheet strength

Summary Capitalization

Summary Capitalization	interxion Offer Price [1]	DIGITAL REALTY Current Price	DIGITAL REALTY Estimated Combined
Stock Price (As of 10/28/2019)	**$93.48**	**$132.28**	**$132.28**
x Fully-Diluted Shares Outstanding (mm) [2]	78	218	273
Equity Market Capitalization	**$7,266**	**$28,801**	**$36,067**
+ Net Debt (Incl. JV Debt at Pro-Rata Share) [3]	$1,111	11,676	$13,140
+ Preferred Stock (at Liquidation Preference)	–	1,111	1,111
+ Non-OP Noncontrolling Interests	–	41	41
Total Enterprise Value	**$8,377**	**$41,630**	**$50,359**
Net Debt / Total Enterprise Value	13.3%	28.0%	26.1%
Net Debt / LQA Adjusted EBITDA [4]	3.8x	6.1x	5.9x
Pro Forma Net Debt / LQA Adjusted EBITDA [4][5]	3.8x	5.0x	5.0x
Credit Rating (Moody's / S&P)	**B1/BB**	**Baa2/BBB**	

Note: USD in millions except per share figures. Balance sheet figures as of September 30, 2019 for DLR and June 30, 2019 for INXN (most recent public filings).

1) Interxion figures reflect EUR / USD exchange rate of 1.109x, as of October 28, 2019.
2) Incremental 54.9 million shares to be issued to Interxion shareholders (based on 77.7 million fully diluted shares outstanding, including the acceleration of equity awards, at a 0.7067x exchange ratio).
3) Interxion debt includes $1,331mm of senior notes, $56mm of mortgages, $56mm of financial lease liabilities and $331mm of cash and cash equivalents. Digital Realty debt includes $10,924mm of consolidated debt, $169mm of capital leases, $591mm of pro rata JV debt and $7mm of cash and cash equivalents.
4) Calculated as total debt at balance sheet carrying value, plus finance lease obligations (finance lease liabilities shown for Interxion), plus share of unconsolidated JV debt, less unrestricted cash and cash equivalents divided by the product of Adjusted EBITDA (including our share of joint venture EBITDA) multiplied by four. Last quarter annualized Adjusted EBITDA represents 3Q 2019 for Digital Realty and 2Q 2019 for Interxion (adjusted for Interxion to exclude stock-based compensation and cash rent expense, to provide comparable leverage metric). Estimated combined metrics do not account for potential synergies. Net Debt and Adjusted EBITDA are non-GAAP financial measures. For a description of Net Debt and Adjusted EBITDA and the calculation of these ratios, see the Appendix. Interxion Net Debt and LQA Adjusted EBITDA figures are calculated under Digital Realty's methodology and assuming Interxion financial information comprising such calculations was prepared under GAAP on the same basis as Digital Realty. Interxion information is based on estimates and is for illustrative purposes only. Any IFRS conversion of Interxion financial information to GAAP may result in material differences.
5) Digital Realty figures pro forma for Mapletree transaction and forward equity offering. Reflects expected proceeds of $1.1Bn from full physical settlement of the forward equity offering, $1.4Bn from the Mapletree transaction, and an $86 million adjustment to LQA Adjusted EBITDA.

DIGITAL REALTY TO COMBINE WITH INTERXION | OCTOBER 2019 | 12

Creating Sustainable Growth for Customers and Shareholders ▪ Globally Expanding Connected Communities of Interest ▪ Complementary European Footprint and Product Offering ▪ Enhances Ability to Serve Multinational Customers on a Global Scale ▪ Combined Development Capacity Provides Significant Embedded Growth Potential ▪ Creates Substantial Anticipated Cost Efficiencies and Financial Benefits DIGITAL REALTY TO COMBINE WITH INTERXION | OCTOBER 2019 | 13

Appendix DIGITAL REALTY TO COMBINE WITH INTERXION | OCTOBER 2019 | 14

Appendix Additional Information Additional Information and Where to Find It This communication is for information purposes only and does not constitute an offer to sell or the solicitation of an offer to buy any securities or a solicitation of any proxy, vote or approval with respect to the proposed transaction or otherwise, nor shall there be any sale of securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction. In connection with the proposed transactions, Digital Realty intends to file a Registration Statement on Form S-4 with the U.S. Securities and Exchange Commission (the “SEC”), that will include a proxy statement of Digital Realty, which also constitutes a prospectus of Digital Realty. After the registration statement is declared effective by the SEC, Digital Realty intends to mail a definitive proxy statement/prospectus to shareholders of Digital Realty and Digital Realty intends to cause its subsidiary to file a Tender Offer Statement on Schedule TO (the “Schedule TO”) with the SEC and soon thereafter Interxion intends to file a Solicitation/Recommendation Statement on Schedule 14D-9 (the “Schedule 14D-9”) with respect to the tender offer. The tender offer for the outstanding common stock of Interxion referred to in this document has not yet commenced. The solicitation and offer to purchase shares of Interxion’s common stock will only be made pursuant to the Schedule TO and related offer to purchase. This material is not a substitute for the proxy statement/prospectus, the Schedule TO, the Schedule 14D-9 or the Registration Statement or for any other document that Digital Realty or Interxion may file with the SEC and send to Digital Realty’s or Interxion’s shareholders in connection with the proposed transactions. BEFORE MAKING ANY VOTING OR INVESTMENT DECISION OR DECISION WITH RESPECT TO THE TENDER OFFER, WE URGE INVESTORS OF DIGITAL REALTY AND INTERXION TO READ THE REGISTRATION STATEMENT, PROXY STATEMENT/PROSPECTUS, SCHEDULE TO (INCLUDING AN OFFER TO PURCHASE, RELATED LETTER OF TRANSMITTAL AND OTHER OFFER DOCUMENTS) AND SCHEDULE 14D-9, AS EACH MAY BE AMENDED OR SUPPLEMENTED FROM TIME TO TIME, AND OTHER RELEVANT DOCUMENTS FILED BY DIGITAL REALTY AND INTERXION WITH THE SEC CAREFULLY WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT DIGITAL REALTY, INTERXION AND THE PROPOSED TRANSACTIONS. Investors will be able to obtain free copies of the Registration Statement, proxy statement/prospectus, Schedule TO and Schedule 14D-9, as each may be amended from time to time, and other relevant documents filed by Digital Realty and Interxion with the SEC (when they become available) at http://www.sec.gov, the SEC’s website, or free of charge from Digital Realty’s website (https://www.digitalrealty.com) or by contacting Digital Realty’s Investor Relations Department at (415) 848-9311. These documents are also available free of charge from Interxion’s website (https://www.interxion.com) or by contacting Interxion’s Investor Relations Department at (813) 644-9399. Participants in the Solicitation Digital Realty, Interxion and their respective directors and certain of their executive officers and employees may be deemed, under SEC rules, to be participants in the solicitation of proxies from Digital Realty’s and Interxion’s shareholders in connection with the proposed transactions. Information regarding the officers and directors of Digital Realty is included in its definitive proxy statement for its 2019 annual meeting filed with the SEC on April 1, 2019. Information regarding the officers and directors of Interxion and their ownership of Interxion ordinary shares is set forth in Interxion’s Annual Report on Form 20-F, which was filed with the SEC on April 30, 2019. Additional information regarding the persons who may be deemed participants and their interests will be set forth in the Registration Statement and proxy statement/prospectus and other materials when they are filed with SEC in connection with the proposed transactions. Free copies of these documents may be obtained as described in the paragraphs above. DIGITAL REALTY TO COMBINE WITH INTERXION | OCTOBER 2019 | 15

Appendix Additional Information Note Regarding Forward-Looking Statements Digital Realty and Interxion caution that statements in this communication that are forward-looking, and provide other than historical information, involve risks, contingencies and uncertainties that may impact actual results of operations of Digital Realty, Interxion and the combined company. These forward-looking statements include, among other things, statements about anticipated satisfaction of closing conditions and completion of the proposed transactions contemplated by the purchase agreement between them. Although we believe that the expectations reflected in those forward-looking statements are reasonable, we can give no assurance that those expectations will prove to have been correct. Those statements are made by using various underlying assumptions and are subject to numerous risks, contingencies and uncertainties, including, among others: the ability of Digital Realty and Interxion to obtain the regulatory and shareholder approvals necessary to complete the anticipated combination, on the anticipated timeline or at all; the risk that a condition to the closing of the anticipated combination may not be satisfied, on the anticipated timeline or at all or that the anticipated combination may fail to close; the outcome of any legal proceedings, regulatory proceedings or enforcement matters that may be instituted relating to the anticipated combination; the costs incurred to consummate the anticipated combination; the possibility that the expected synergies from the anticipated combination will not be realized, or will not be realized within the expected time period; difficulties related to the integration of the two companies; disruption from the anticipated combination making it more difficult to maintain relationships with customers, employees, regulators or suppliers; the diversion of management time and attention on the anticipated combination; adverse changes in the markets in which Digital Realty and Interxion operate or credit markets; and changes in the terms, scope or timing of contracts, contract cancellations, and other modifications and actions by customers and other business counterparties of Digital Realty and Interxion. If one or more of these risks materialize, or if underlying assumptions prove incorrect, actual results may vary materially from those expected. You should not place undue reliance on forward looking statements. For a more complete discussion of these and other risk factors, please see (i) Digital Realty’s filings with the SEC, including its annual report on Form 10-K for the year ended December 31, 2018 and subsequent quarterly reports on Form 10-Q and (ii) Interxion’s filings with the SEC, including its annual report on Form 20-F for the year ended December 31, 2018 and its subsequent reports on Form 6-K. This communication reflects the views of Digital Realty’s and Interxion’s management as of the date hereof. Except to the extent required by applicable law, Digital Realty and Interxion undertake no obligation to update or revise any forward-looking statement. DIGITAL REALTY TO COMBINE WITH INTERXION | OCTOBER 2019 | 16

Appendix Management Statements on Non-GAAP Measures The information included in this presentation contains certain non-GAAP financial measures that management believes are helpful in understanding our business, as further described below. Our definition and calculation of non-GAAP financial measures may differ from those of other REITs, and, therefore, may not be comparable. The non-GAAP financial measures should not be considered an alternative to net income or any other GAAP measurement of performance and should not be considered an alternative to cash flows from operating, investing or financing activities as a measure of liquidity. EBITDA and Adjusted EBITDA: We believe that earnings before interest, loss from early extinguishment of debt, income taxes, depreciation and amortization, or EBITDA, and Adjusted EBITDA (as defined below), are useful supplemental performance measures because they allow investors to view our performance without the impact of non-cash depreciation and amortization or the cost of debt and, with respect to Adjusted EBITDA, severance, equity acceleration, and legal expenses, transaction and integration expenses, gain on real estate transactions, equity in earnings adjustment for non-core items, other non-core adjustments, net, noncontrolling interests, preferred stock dividends, including undeclared dividends, and issuance costs associated with redeemed preferred stock. Adjusted EBITDA is EBITDA excluding unconsolidated joint venture real estate related depreciation & amortization, severance, equity acceleration, and legal expenses, transaction and integration expenses, (gain) on sale, impairment of investments in real estate, other non-core adjustments, net, non-controlling interests, and preferred stock dividends, including undeclared dividends. In addition, we believe EBITDA and Adjusted EBITDA are frequently used by securities analysts, investors and other interested parties in the evaluation of REITs. Because EBITDA and Adjusted EBITDA are calculated before recurring cash charges including interest expense and income taxes, exclude capitalized costs, such as leasing commissions, and are not adjusted for capital expenditures or other recurring cash requirements of our business, their utility as a measure of our performance is limited. Other REITs may calculate EBITDA and Adjusted EBITDA differently than we do and accordingly, our EBITDA and Adjusted EBITDA may not be comparable to other REITs’ EBITDA and Adjusted EBITDA. Accordingly, EBITDA and Adjusted EBITDA should be considered only as supplements to net income computed in accordance with GAAP as a measure of our financial performance. DIGITAL REALTY TO COMBINE WITH INTERXION | OCTOBER 2019 | 17

Reconciliation of Non-GAAP Items To Their Closest GAAP Equivalent

Digital Realty

Net Debt/LQA Adjusted EBITDA

	QE 09/30/19
Total debt at balance sheet carrying value	$ 10,924,035
Add: DLR share of unconsolidated joint venture debt	590,846
Add: Capital lease obligations	168,677
Less: Unrestricted cash	(7,190)
Net Debt as of September 30, 2019	$ 11,676,368
Net Debt / LQA Adjusted EBITDA[i]	6.1x

(i) Adjusted EBITDA

	QE 09/30/19
Net income available to common stockholders	$ 49,827
Interest expense	84,574
Loss from early extinguishment of debt	5,366
DLR share of unconsolidated joint venture interest expense	8,330
Taxes	4,826
Depreciation and amortization	286,718
EBITDA	439,641
Unconsolidated JV real estate related depreciation & amortization	13,612
Severance accrual and equity acceleration and legal expenses	123
Transaction and integration expenses	4,115
Other non-core adjustments, net	6,436
Noncontrolling interests	1,077
Preferred stock dividends, including undeclared dividends	16,670
Adjusted EBITDA	$ 481,674
LQA Adjusted EBITDA (Adjusted EBITDA x 4)	$ 1,926,696

Debt Service Ratio (LQA Adjusted EBITDA/GAAP interest expense plus capitalized interest and less bridge facility fees)

	QE 09/30/19
Total GAAP interest expense	84,574
Add: Capitalized interest	9,936
GAAP interest expense plus capitalized interest	94,510
Debt Service Ratio	5.0x

Fixed Charged Ratio (LQA Adjusted EBITDA/total fixed charges)

	QE 09/30/19
GAAP interest expense plus capitalized interest	94,510
Scheduled debt principal payments	163
Preferred dividends	16,670
Total fixed charges	111,343
Fixed charge ratio	4.3x

Unsecured Debt/Total Debt

	QE 09/30/19
Global unsecured revolving credit facility	1,833,512
Unsecured term loan	796,232
Unsecured senior notes, net of discount	8,189,138
Secured debt, including premiums	105,153
Capital lease obligations	168,677
Total debt at balance sheet carrying value	11,092,712
Unsecured Debt / Total Debt	99.1%

Net Debt Plus Preferred/LQA Adjusted EBITDA

	QE 09/30/19
Total debt at balance sheet carrying value	10,924,035
Less: Unrestricted cash	(7,190)
Capital lease obligations	168,677
DLR share of unconsolidated joint venture debt	590,846
Net Debt as of September 30, 2019	11,676,368
Preferred Liquidation Value	1,111,250
Net Debt plus preferred	12,787,618
Net Debt Plus Preferred/LQA Adjusted EBITDA	6.6x

DIGITAL REALTY TO COMBINE WITH INTERXION | OCTOBER 2019 | 18

Reconciliation of Non-GAAP Items To Their Closest GAAP Equivalent

Digital Realty Total Debt/Total Enterprise Value

Market value of common equity[i]			$	28,800,957
Liquidation value of preferred equity[ii]				1,111,250
Non-OP noncontrolling interests				41,251
Total debt at balance sheet carrying value				10,924,035
DLR share of unconsolidated joint venture debt				590,846
Capital lease obligations				168,677
Unrestricted cash				(7,190)
Total enterprise value			$	41,629,826
Net debt			$	11,676,368
Net debt to total enterprise value				28.0%

(i) Market Value of Common Equity			
Common shares outstanding			208,583
Common units outstanding			9,144
Total Shares and Partnership Units			217,727
Stock price as of October 28, 2019		$	132.28
Market value of common equity		$	28,800,957

(ii) Liquidation value of preferred equity ($25.00 per share)

	Shares O/S	Liquidation Value
Series C Preferred	8,050	201,250
Series G Preferred	10,000	250,000
Series I Preferred	10,000	250,000
Series J Preferred	8,000	200,000
Series K Preferred	8,400	210,000
		1,111,250

Pro Forma Total Debt/Total Enterprise Value

Market value of common equity[i]	$	36,066,768
Liquidation value of preferred equity		1,111,250
Non-OP noncontrolling interests		41,251
Total debt at balance sheet carrying value		12,311,053
DLR share of unconsolidated joint venture debt		590,846
Lease obligations		224,554
Unrestricted cash		13,436
Total enterprise value	$	50,359,160
Net debt	$	13,139,890
Net debt to total enterprise value		26.1%

(i) Market Value of Common Equity		
Common shares outstanding		217,727
Additional Shares to Interxion		54,928
Total Shares and Partnership Units		272,655
Stock price as of October 28, 2019	$	132.28
Market value of common equity	$	36,066,768

Interxion

Interxion Net Debt/LQA Adjusted EBITDA

		QE 06/30/19
Total debt at balance sheet carrying value[3]	$	1,387,018
Add: Finance lease liabilities		55,877
Less: Unrestricted cash[3]		(331,401)
Net Debt as of June 30, 2019	$	1,111,495
Net Debt / LQA Adjusted EBITDA[i]		3.8x

(i) Adjusted EBITDA		QE 06/30/19
Net (loss) available to common stockholders	$	9,555
Income tax expense		4,023
Net finance expense		19,021
Share of result of equity-accounted investees, net of tax		181
Operating income		32,781
Depreciation and amortization		49,162
Share-based payments		6,350
M&A transaction costs		622
Adjusted EBITDA (Reported)	$	88,915
Comparable Adjustments:		
Less: Cash rent expense	$	(9,650)
Less: Share-based payments	$	(6,350)
Adjusted EBITDA[2]	$	72,914
LQA Adjusted EBITDA (Adjusted EBITDA x 4)	$	291,657

Interxion Total Debt/Total Enterprise Value

Market value of common equity[i]	$	7,265,811
Total debt at balance sheet carrying value		1,387,018
Lease obligations		55,877
Unrestricted cash		(331,401)
Total enterprise value	$	8,377,306
Net debt	$	1,111,495
Net debt to total enterprise value		13.3%

(i) Market Value of Common Equity		
Common shares outstanding		71,888
Share options, restricted and performance shares (including accelerated vesting)		5,836
Total Shares and Partnership Units		77,723.94
Offer price as of October 28, 2019	$	93.48
Market value of common equity	$	7,265,811

Note: Interxion figures reflect EUR / USD exchange rate for 1.109x, as of October 28, 2019.

1) Adjusted for July 1, 2019 Interxion issuance of 4.6 million ordinary shares in a public offering generating net proceeds of €283.2 million. As of June 30, 2019, €40 million was drawn under Interxion's €300 million unsecured revolving credit facility. The full amount was repaid after the end of the quarter.
2) Liabilities recognized from January 1, 2019 under IFRS 16, including finance leases which previously (under IAS 17) were part of Total borrowings.
3) Reflects estimated reconciliations of Interxion Net Debt and LQA Adjusted EBITDA figures under Digital Realty's reconciliation methodology and assuming Interxion financial information comprising such reconciliations was prepared under GAAP on the same basis as Digital Realty. This information is based on estimates and is for illustrative purposes only. Any IFRS conversion of Interxion financial information to GAAP may result in material differences.

DIGITAL REALTY TO COMBINE WITH INTERXION | OCTOBER 2019 | 19